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                                                                                               EXHIBIT 12

                                                    COLUMBUS SOUTHERN POWER COMPANY
                                    Computation of Consolidated Ratios of Earnings to Fixed Charges
                                                   (in thousands except ratio data)

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                                                                                                  Twelve
                                                                                                  Months
                                                             Year Ended December 31,              Ended
                                                -----------------------------------------------
                                                  1997      1998      1999      2000     2001     9/30/02
                                                  ----      ----      ----      ----     ----     -------
Fixed Charges:
  Interest on First Mortgage Bonds              $55,156   $47,323   $43,207   $40,602   $34,575   $18,629
  Interest on Other Long-term Debt               15,525    23,594    25,878    25,878    27,365    31,999
  Interest on Short-term Debt                     5,104     3,493     2,460     2,412     4,914     3,423
  Miscellaneous Interest Charges                  4,729     4,459     4,659    14,205     3,755     2,716
  Estimated Interest Element in Lease Rentals     4,100     5,300     4,600     5,300     4,800     4,800
                                                -------   -------   -------   -------   -------   -------
     Total Fixed Charges                        $84,614   $84,169   $80,804   $88,397   $75,409   $61,567
                                                =======   =======   =======   =======   =======   =======

Earnings:
  Income Before Extraordinary Item             $119,379  $133,044  $150,270  $120,202  $191,900  $203,189
  Plus Federal Income Taxes                      69,760    71,202    82,686   116,590    94,148   107,831
  Plus State and Local Income Taxes                   6         3        89       136     8,811    16,795
  Plus Fixed Charges (as above)                  84,614    84,169    80,804    88,397    75,409    61,567
                                               --------  --------  --------  --------  --------  --------
     Total Earnings                            $273,759  $288,418  $313,849  $325,325  $370,268  $389,357
                                               ========  ========  ========  ========  ========  ========

Ratio of Earnings to Fixed Charges                 3.23      3.42      3.88      3.68      4.91      6.32
                                                   ====      ====      ====      ====      ====      ====
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